Exhibit 15




Fleming Companies, Inc.
6301 Waterford Boulevard, Box 26647
Oklahoma City, OK  73126

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Fleming Companies, Inc. and subsidiaries for the sixteen weeks ended April 17, 1999 and April 18, 1998, as indicated in our report dated May 5, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the sixteen weeks ended April 17, 1999, is incorporated by reference in the following:

(i) Registration Statement No. 2-98602 (1985 Stock Option Plan) on Form S-8;

(ii)   Registration Statement No. 33-36586 (1990 Fleming Stock
       Option Plan) on Form S-8;

(iii) Registration Statement No. 33-56241 (Dividend Reinvestment and Stock Purchase Plan) on Form S-3;

(iv)   Registration Statement No. 333-11317 (1996 Stock Incentive
       Plan) on Form S-8;

(v)    Registration Statement No. 333-35703 (Senior Subordinated
       Notes) on Form S-4;

(vi)   Registration Statement No. 333-28219 (Associate Stock
       Purchase Plan) on Form S-8;

(vii) Registration Statement No. 333-80445 (1999 Stock Incentive Plan) on Form S-8; and

(viii) Registration Statement No. 333-89375 (Consolidated Savings Plus and Stock Ownership Plan) on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma
February 9, 2000